CONSENT OF INDEPENDENT AUDITORS


As independent certified public accountants, we hereby consent to the incorporation by reference in the Registration Statement filed by Fusion Networks Holdings, Inc. on Form S-8 of our report relating to the financial statements of IDM Environmental Corp., which report appears in the Company's Annual Report on Form 10-K for the year ended December 31, 1999, and our report relating to the financial statements of Fusion Networks, Inc., which report appears in the Registration Statement of Fusion Networks Holdings, Inc. on Form S-4 (File No. 333-92949) declared effective February 15, 2000, and to all references to this firm included in such Registration Statement.

                                                 SAMUEL KLEIN AND COMPANY

                                                 /s/ Samuel Klein and Company



Newark, New Jersey
April 13, 2000